Exhibit 10.23.2

MSC.Software Corporation 2 MacArthur Place Santa Ana, CA 92707 USA 714.540.8900 FAX 714.784.4056 www.mscsoftware.com

Via Email: amir.mobayen@mscsoftware.com

November 26, 2008

Mr. Amir Mobayen

95, rue de Rambouillet

78460 CHEVREUSE

FRANCE

Re:	Executive Bonus Plan Benefits—Section 409A Amendment

Dear Amir:

I write concerning certain of your benefits under the MSC.Software Corporation 2000 Executive Cash or Stock Bonus Plan (the “Bonus Plan”) maintained by MSC.Software Corporation (the “Company”). As you may know, Section 409A of the Internal Revenue Code, which went into effect in 2005, imposes certain requirements on nonqualified deferred compensation plans such as the Bonus Plan. These requirements generally do not apply to deferred compensation that was vested as of December 31, 2004; however, these requirements do apply to deferred compensation that had not vested as of that date.

The stock units credited in March 2005 to your account under the Bonus Plan with respect to your 2004 bonus (your “March 2005 Units”) may be treated as deferred compensation subject to Section 409A since they were credited after 2004. As a result, your March 2005 Units may only be paid to you upon the occurrence of a permissible payment event under Section 409A. Our records indicate that you have elected to receive payment of your March 2005 Units upon the termination of your employment with the Company. In general, a termination of employment is a permissible payment event under Section 409A, provided that it constitutes a “separation from service” as that term is defined under Section 409A. In general, a termination of employment will constitute a separation from service for this purpose unless you continue to provide other services to the Company or one of its affiliates following your termination (such as consulting services) in which case your separation may be delayed (in certain circumstances) until your other services terminate.

IRS regulations require that deferred compensation arrangements subject to Section 409A be amended no later than December 31, 2008 to comply with Section 409A. The purpose of this letter agreement is to amend the provisions of the Bonus Plan as and solely to the extent that these provisions apply to the payment of your March 2005 Units. By signing this letter agreement below, you and the Company agree as follows:

1.    In accordance with your payment election previously filed with the Company, your March 2005 Units shall be paid in a single sum during the 30-day period commencing on your Separation from Service with the Company. For these purposes, a “Separation from Service” occurs when you die, retire, or otherwise have a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. Notwithstanding any provision of the Bonus Plan to the contrary, your payment election shall be irrevocable as of the date of this letter agreement.

2.    If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your Separation from Service, you will not be entitled to any payment of your March 2005 Units until the earlier of (i) the date which is six (6) months after your Separation from Service for any reason other than death, or (ii) the date of your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to you upon or in the six (6) month period following your Separation from Service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable after (and in all events within thirty (30) days after) the date that is six (6) months after your Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death).

This letter agreement does not modify any other terms of your participation in the Bonus Plan except as expressly set forth above.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me at your earliest convenience.

Sincerely,

MSC.Software Corporation

/s/ Douglas W. Campbell
Douglas W. Campbell
Vice President, General Counsel and Assistant Secretary

Acknowledged and Agreed:

By:	/s/ Amir Mobayen
Amir Mobayen